Exhibit 99.1

RCF Acquisition Corp. Announces Results of Shareholder Redemptions

All Proposals Submitted to Shareholders at the Extraordinary General Meeting Were Approved

$136.7 million Remaining in Trust Account After Redemptions

Denver, Colorado, May 15, 2023 (GLOBE NEWSWIRE) – RCF Acquisition Corp. (“RCFA”), a special purpose acquisition company, today announced that each of the proposals submitted at its extraordinary general meeting in lieu of annual meeting of shareholders (the “Extraordinary General Meeting”), which was held on May 9, 2023, were approved. At the Extraordinary General Meeting, RCFA sought shareholder approval to, among other things, extend the time it has to consummate an initial business combination from May 15, 2023 to May 15, 2024 (the “Extended Date”).

After taking into account the number of shares that were submitted for redemption, the Company expects to have approximately $136.7 million remaining in its trust account established in connection with its initial public offering.

As previously announced, on March 14, 2023, RCFA signed a non-binding letter of intent for a business combination with a company in the critical minerals sector (“Target”). RCFA continues to work diligently toward consummating an initial business combination by the Extended Date. However, no assurances can be made that RCFA and Target will successfully negotiate and enter into a definitive agreement regarding a business combination or that RCFA will be able to consummate an initial business combination by the Extended Date. Any transaction would be subject to board and equity holder approval of both companies, regulatory approvals and other customary closing conditions.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, to which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, RCFA’s inability to complete an initial business combination within the required time period, and other risks and uncertainties indicated from time to time in filings with the U.S. Securities and Exchange Commission (the “SEC”), including the RCFA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 7, 2023, under the heading “Risk Factors,” and other documents RCFA has filed, or to be filed, with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. RCFA expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in RCFA’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

RCF Acquisition Corp.

(720) 946-1444

info@rcfacquisitioncorp.com